Exhibit 10.5

EMPLOYMENT AGREEMENT

FOR

SHERYL L. WALSH

This Employment Agreement (the “Agreement”) is made effective as of the      day of             , 2008 (the “Effective Date”), by and between Campbello Bancorp, Inc. a Maryland corporation (the “Company”), and its wholly-owned subsidiary, The Community Bank, a Massachusetts Cooperative Bank (the “Bank”), with its principal offices at Brockton, Massachusetts, (the Company and the Bank shall hereinafter collectively be referred to as “Employer”), and Sheryl L. Walsh (“Executive”).

WHEREAS, Executive is currently employed as the Senior Vice President/Retail Banking and Sales of Employer and Employer wishes to assure itself of the continued services of Executive for the period provided in this Agreement; and

WHEREAS, in order to induce Executive to remain in the employ of Employer and to provide further incentive for Executive to achieve the financial and performance objectives of Employer, the parties desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.	POSITION AND RESPONSIBILITIES

During the term of this Agreement Executive agrees to serve as Senior Vice President/Retail Banking and Sales of the Bank (the “Executive Position”), and will perform all duties and will have all powers set forth in the description attached hereto as Appendix A. Executive shall report to the President and Chief Executive Officer of the Company and the Bank.

2.	TERM

(a) Term and Annual Review. The period of Executive’s employment under this Agreement shall be deemed to have commenced as of the date written above and shall continue for a period of twenty-four (24) full calendar months (“Initial Term”), or until the employment relationship is terminated pursuant to Sections 6 or 7 hereof. Upon the expiration of the Initial Term and, so long as this Agreement remains in effect, upon the expiration of each successive twenty-four month period thereafter (each a “Renewal Term”), this Agreement will be renewed automatically for a successive twenty-four-month period, unless the Boards of Directors of the Company and the Bank (each, a “Board”) or Executive elects not to extend the term of the Agreement at the conclusion of the Initial Term or any subsequent Renewal Term by giving written notice to the other party at least ninety (90) days prior to the last day of the Initial Term or any such Renewal Term as the case may be (a “Non-Renewal Notice”). Executive’s employment shall continue during any such Renewal Term until the employment relationship is terminated pursuant to Sections 6 or 7 hereof. At the end of the Initial Term (or Renewal Term, as applicable), the Board will determine whether to allow for the automatic extension of this Agreement at the end of the Initial Term or, if applicable, the then-current Renewal Term or to provide a Non-Renewal Notice as provided herein, in which case, the results thereof will be included in the minutes of the Board’s meeting.

(b) Continued Employment Following Expiration of Term. Nothing in this Agreement shall mandate or prohibit a continuation of Executive’s employment following the expiration of the term of this Agreement.

3.	PERFORMANCE OF DUTIES

During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive will devote all of his business time, attention, skill and efforts to the faithful performance of his duties under this Agreement, including activities and duties directed by the Board. Notwithstanding the preceding sentence, subject to the approval of the Company’s Board, Executive may serve as a member of the board of directors of business, community and charitable organizations, provided that in each case such service shall not materially interfere with the performance of his duties under this Agreement, adversely affect the reputation of Employer or any other affiliates of Employer, or present any conflict of interest. Executive will present annually to the Board for its review and approval, a list of organizations in which Executive is participating or proposes to participate.

4.	COMPENSATION AND REIMBURSEMENT

(a) Base Salary. In consideration of Executive’s performance of the responsibilities and duties set forth in Section 1, Employer will provide Executive the compensation specified in this Agreement. Employer will pay Executive a salary of not less than $                     per year (“Base Salary”). Such Base Salary will be payable in accordance with the customary payroll practices of Employer. The Company and the Bank shall apportion between them the Base Salary, based upon the services rendered by Executive to the Company and the Bank. During the period of this Agreement, Executive’s Base Salary shall be reviewed at least annually. Such review may be conducted by the compensation committee (the “Committee”) designated by the Company’s Board, and the Company’s Board may increase, but not decrease Executive’s Base Salary (except for a decrease that is not in excess of any decrease that is generally applicable to all employees of Employer). Any increase in Base Salary will become the “Base Salary” for purposes of this Agreement.

(b) Bonus and Incentive Compensation. Executive will be entitled to participate in any incentive compensation and bonus plans or arrangements of Employer applicable to officers or employees of comparable position and tenure with the Bank. Such incentive compensation will be paid in cash or stock in accordance with the terms of such plans or arrangements, or on a discretionary basis by the Committee. Nothing paid to Executive under any such plans or arrangements will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement.

(c) Benefit Plans. Executive will be entitled to participate in all employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or otherwise deriving benefit from immediately prior to the beginning of the term of this Agreement. Employer will not, without Executive’s prior written consent, make any changes in such plans, arrangements or perquisites which would adversely affect Executive’s rights or benefits thereunder, unless such adverse effect resulting from such changes applies generally in a proportionate manner to all participants under the affected plan, arrangement or perquisite or such adverse effect is otherwise required by law. Without limiting the generality of the foregoing provisions of this Section 4(c), Executive also will be entitled to participate in any employee benefit plans including but not limited to, stock benefit plans, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident plans, or any other employee benefit plan or arrangement made available by Employer in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

(d) Health and Dental Coverage and Life Insurance. Employer shall provide Executive with life, medical, dental and disability coverage made available by Employer to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such coverage, and shall also provide Executive with term life insurance coverage in an amount not less than currently provided immediately prior to the beginning of the term of this Agreement.

(e) Vacation and Leave. Executive will be entitled to paid vacation time each year during the term of this Agreement measured on a fiscal or calendar year basis, in accordance with the Bank’s customary practices, as well as sick leave, holidays and other paid absences in accordance with the Bank’s policies and procedures for senior executives. Any unused paid time off during an annual period will be treated in accordance with the Bank’s personnel policies as in effect from time to time.

(f) Expense Reimbursements. Employer will reimburse Executive for all reasonable travel, entertainment and other reasonable expenses incurred by Executive during the course of performing his obligations under this Agreement, as Executive and the Board mutually agree are necessary and appropriate in connection with the performance of his duties under this Agreement, upon substantiation of such expenses in accordance with applicable policies and procedures of Employer.

5.	WORKING FACILITIES

Executive’s principal place of employment will be at the Bank’s principal executive offices. The Bank will provide Executive at his principal place of employment with secretarial and other support services and facilities suitable to his position with the Bank and necessary or appropriate in connection with the performance of his duties under this Agreement.

6.	TERMINATION AND TERMINATION PAY

Subject to Section 7 of this Agreement which governs the occurrence of a Change in Control, Executive’s employment under this Agreement may be terminated in the following circumstances:

(a) Death. Executive’s employment under this Agreement will terminate upon his death during the term of this Agreement, in which event Executive’s estate or beneficiary will receive the compensation due to Executive through the last day of the calendar month in which his death occurred, and the Bank will continue to provide the same medical and dental benefits for Executive’s family for one (1) year after Executive’s death as was provided immediately prior to Executive’s death.

(b) Retirement. This Agreement will terminate upon Executive’s “Retirement” under the retirement benefit plan or plans of Employer in which he participates. Executive will not be entitled to the termination benefits specified in Section 6 or 7 hereof in the event of termination due to Retirement. For purposes of this Agreement, termination of Executive’s employment based on Retirement shall include termination of Executive’s employment by the Board for any reason after Executive attains the age of sixty-five (65) or in accordance with any retirement arrangement established by the Board with Executive’s consent.

(c) Disability.

(i)	Termination of Executive’s employment based on “Disability” shall mean termination because of any permanent and totally physical or mental impairment that restricts Executive from performing all the essential functions of normal employment. A determination as to whether Executive has suffered a Disability shall be made by the Board with objective medical input. In the event of termination due to Disability, Executive will be entitled to disability benefits, if any, provided under a long term disability plan sponsored by the Bank, if any.

(ii)	In the event the Board determines that Executive is Disabled, Executive will no longer be obligated to perform services under this Agreement. Upon Executive’s termination due to Disability, the Bank will cause to be continued life insurance and non-taxable medical and dental coverage substantially comparable, as reasonable or customarily available, to the coverage maintained by the Bank for Executive prior to his termination for Disability. This coverage shall cease upon the earlier of (i) two (2) years from the date of termination, or (ii) the date Executive becomes eligible for Medicare coverage; provided further that if Executive is covered by family coverage or coverage for self and a spouse, then Executive’s family or spouse shall continue to be covered for the remainder of the two (2) year period, or in the case of the spouse, until the spouse becomes eligible for Medicare coverage or obtains health care coverage elsewhere, whichever period is less.

(d) Termination for Cause.

(i)	The Board may by written notice to Executive in the form and manner specified in this paragraph, immediately terminate his employment at any time for “Cause.” Executive shall have no right to receive compensation or other benefits for any period after termination for Cause, except for any benefits that are already vested as of the date of termination and that are not otherwise subject to forfeiture under the terms of the applicable plan or program. Termination for Cause shall mean termination because of, in the good faith determination of the Board, Executive’s:

(1)	material act of dishonesty in performing Executive’s duties on behalf of Employer;

(2)	willful misconduct that in the judgment of the Board will likely cause economic damage to Employer or injury to the business reputation of Employer;

(3)	breach of fiduciary duty involving personal profit;

(4)	intentional failure to perform stated duties under this Agreement after written notice thereof from the Board;

(5)	willful violation of any law, rule or regulation (other than traffic violations or similar offenses) that reflect adversely on the reputation of Employer, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; or

(6)	material breach by Executive of any provision of this Agreement.

(ii)	Notwithstanding the foregoing, Executive’s termination for Cause will not become effective unless the Company has delivered to Executive a copy of a notice of termination pursuant to Section 8(a) of this Agreement.

(e) Voluntary Termination by Executive. Executive may voluntarily terminate his employment during the term of this Agreement upon at least ninety (90) days prior written notice to the Board. In its discretion, the Board may accelerate Executive’s termination date. Upon Executive’s voluntary termination, he will receive only his compensation and vested rights and benefits to the date of his termination. Following his voluntary termination of employment under this Section 6(e), Executive will be subject to the restrictions set forth in Sections 9(a) and 9(b) of this Agreement.

(f) Termination Without Cause or With Good Reason.

(i)

The Board may, by written notice to Executive, immediately terminate his employment at any time for a reason other than Cause (a termination “Without Cause”), and Executive may, by written notice to the Board, terminate this Agreement at any time within ninety (90) days following an event constituting “Good Reason,” as defined below (a termination “With Good Reason”); provided, however, that Employer shall have thirty (30) days to cure the “Good Reason” condition, but Employer may waive its right to cure. Any termination of Executive’s employment shall have no effect on or prejudice the vested rights of Executive under Employer’s qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or other employee benefit plans or programs, or compensation plans or programs in which Executive was a participant as of the date of termination, unless the terms of any particular plan or program expressly provide otherwise.

(ii)	In the event of termination under this Section 6(f), Employer shall pay Executive, or in the event of Executive’s subsequent death, Executive’s beneficiary or estate, as the case may be, as severance pay, a cash lump sum payment equal to two (2) times the sum of (i) his Base Salary and (ii) the highest rate of bonus paid to Executive during the two (2) years prior to termination, subject to applicable withholding taxes. Such payment shall be payable within thirty (30) calendar days of his termination. Notwithstanding the foregoing, Executive shall not be entitled to any payments or benefits under this Section 6 unless and until Executive executes a release of claims against Employer, its officers, directors, successors and assigns, releasing said persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to the employment relationship other than claims for benefits under tax-qualified plans or other benefit plans in which Executive is vested, claims for benefits required by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement.

(iii)	In addition, the Bank will cause to be continued life insurance coverage and non-taxable medical and dental insurance coverage substantially identical to the coverage maintained by the Bank for Executive prior to his termination; provided, however, such non-taxable medical and dental insurance coverage shall cease upon the earlier of (i) two (2) years from the date of termination, or (ii) the date Executive becomes eligible for Medicare coverage; provided further that if Executive is covered by family coverage or coverage for self and a spouse, then Executive’s family or spouse shall continue to be covered for the remainder of the two (2) year period, or in the case of the spouse, until the spouse becomes eligible for Medicare coverage or obtains healthcare coverage elsewhere, whichever period is less.

(iv)	“Good Reason” exists if, without Executive’s express written consent, any of the following occurs:

(1)	a failure to elect or reelect or to appoint or reappoint Executive to the Executive Position;

(2)	a material change in Executive’s position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1 above;

(3)	a liquidation or dissolution of the Company or the Bank other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of Executive;

(4)	a material reduction in Executive’s Base Salary or benefits (other than a reduction authorized under Section 4(a), hereof or a reduction or elimination of Executive’s benefits under one or more benefit plans maintained by Employer as part of a good faith, overall reduction or elimination of such plans or benefits applicable to all participants in a manner that does not discriminate against Executive (except as such discrimination may be necessary to comply with applicable law));

(5)	a relocation of Executive’s principal place of employment by more than twenty-five (25) miles from its location as of the date of this Agreement; or

(6)	a material breach of this Agreement.

7.	CHANGE IN CONTROL

(a) Change in Control Defined. For purposes of this Agreement, a “Change in Control” means any of the following events:

(i)	Merger: The Company merges into, or consolidates with, another corporation, or merges another corporation into the Company, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company immediately before the merger or consolidation.

(ii)	Acquisition of Significant Share Ownership: There is filed, or required to be filed, a report on Schedule 13D or 13G or another form or schedule required under Sections 13(d), 13(g) or 14(d) of the Securities Exchange Act of 1934, which schedule discloses that the filing person or persons acting in concert has, or have become, the beneficial owner of 25% or more of a class of the Company’s voting securities.

(iii)

Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s Board of Directors; provided, however, that for purposes of this clause, each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least two-thirds ( 2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

(iv)	Sale of Assets: The Company sells to a third party all, or substantially all, of its assets.

(b) Change In Control Benefits. Upon the occurrence of a Change in Control followed by the termination of Executive’s employment by the Bank Without Cause, or Executive’s termination of employment With Good Reason, the Bank will pay Executive a lump-sum cash payment equal to two (2) times the sum of (i) his Base Salary and (ii) the highest rate of bonus paid to Executive during the two (2) years prior to termination, subject to applicable withholding taxes, within thirty (30) days following Executive’s termination of employment. The Bank also will cause to be continued life insurance coverage and non-taxable medical and dental insurance coverage substantially identical to the coverage maintained by the Bank for Executive prior to his termination; provided, however, such medical and dental coverage shall cease upon the earlier of (i) two (2) years from the date of termination or (ii) the date Executive becomes eligible for Medicare coverage; provided further that if Executive is covered by family coverage or coverage for self and a spouse, then Executive’s family or spouse shall continue to be covered for the remainder of the two (2) year period, or in the case of the spouse, until the spouse becomes eligible for Medicare coverage or obtains health care coverage elsewhere, whichever period is less. The cash payment made under this Section 7(b) shall be made in lieu of any payment under Section 6(f) of this Agreement because of Executive’s termination of employment.

(c) Survival. The provisions of this Section 7 and Sections 9 through 20, including the defined terms used in such sections, shall continue in effect until the later of the expiration of this Agreement or one year following a Change in Control.

(d) 280G Cutback. Notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate payments or benefits to be made or afforded to Executive under this Section 7, either as a stand-alone benefit or when aggregated with other payments to, or for the benefit of, Executive that are contingent on a Change in Control, constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code (“Code”) or any successor thereto, and in order to avoid such a result, Executive’s benefits hereunder shall be reduced, if necessary, to an amount, the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount,” as determined in accordance with Code Section 280G. In the event a reduction is necessary, Executive shall be entitled to determine which benefits or payments shall be reduced or eliminated so the total parachute payments do not result in an excess parachute payment. If Executive does not make this determination within ten (10) business days after receiving a written request from Employer, Employer may make such determination, and shall notify Executive promptly thereof. In the event it is determined that permitting Executive or Employer to make the determination regarding the form or manner of reduction would violate Code Section 409A, such reduction shall be made pro rata among the benefits and/or payments.

8.	NOTICE

(a) Notice of Termination. A “notice of termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon as the basis for termination of Executive’s employment.

(b) Date of Termination. “Date of termination” shall mean (i) if Executive’s employment is terminated for Disability, thirty (30) days after a notice of termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (ii) if Executive terminates employment With Good Reason, thirty (30) days after a notice of termination is given, or (iii) if Executive’s employment is terminated for any other reason, the date specified in the notice of termination.

(c) Good Faith Resolution. If the party receiving a notice of termination desires to dispute or contest the basis or reasons for termination, the party receiving the notice of termination must notify the other party within twenty (20) days after receiving the notice of termination that such a dispute exists, and shall pursue the resolution of such dispute in good faith and with reasonable diligence pursuant to Section 17 of this Agreement. During the twenty days after receiving notice of termination and during the pendency of any such dispute, Employer shall not be obligated to pay Executive compensation or other payments beyond the date of termination. Any amounts paid to Executive upon resolution of such dispute under this Section shall be offset against or reduce any other amounts due under this Agreement.

9.	POST-TERMINATION OBLIGATIONS/NON-COMPETE

(a) Non-Solicitation/Non-Compete. Executive hereby covenants and agrees that, for a period of two (2) years following his termination of employment with Employer (other than a termination of employment following a Change in Control), he shall not, without the written consent of Employer, either directly or indirectly:

(i)	solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of Employer, or any of its respective subsidiaries or affiliates, to terminate his employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of Employer, or any of their direct or indirect subsidiaries or affiliates, that has headquarters or offices within twenty-five (25) miles of any location(s) in which Employer has business operations or has filed an application for regulatory approval to establish an office;

(ii)

become an officer, employee, consultant, director, independent contractor, agent, joint venturer, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other entity that competes with the business of

Employer or any of their direct or indirect subsidiaries or affiliates, that has headquarters or offices within twenty-five (25) miles of any location(s) in which Employer has business operations or has filed an application for regulatory approval to establish an office; or

(iii)	solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of Employer to terminate an existing business or commercial relationship with Employer.

(b) Confidentiality. Executive recognizes and acknowledges that the knowledge of the business activities, plans for business activities, and all other proprietary information of Employer, as it may exist from time to time, are valuable, special and unique assets of the business of Employer. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities or any other similar proprietary information of Employer to any person, firm, corporation, or other entity for any reason or purpose whatsoever unless expressly authorized by the Board or required by law. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of Employer. Further, Executive may disclose information regarding the business activities of Employer to any bank regulator having regulatory jurisdiction over the activities of Employer pursuant to a formal regulatory request. In the event of a breach or threatened breach by Executive of the provisions of this Section, Employer will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of Employer or any other similar proprietary information, or from rendering any services to any person, firm, corporation, or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting Employer from pursuing any other remedies available to Employer for such breach or threatened breach, including the recovery of damages from Executive.

(c) Information/Cooperation. Executive shall, upon reasonable notice, furnish such information and assistance to Employer as may be reasonably required by Employer, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between the Executive and Employer or any other subsidiaries or affiliates.

(d) Reliance. All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with this Section 9, to the extent applicable. The parties hereto, recognizing that irreparable injury will result to Employer, its business and property in the event of Executive’s breach of this Section 9, agree that, in the event of any such breach by Executive, Employer will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive and all persons acting for or with Executive. Executive represents and admits that Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines of business than

Employer, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting Employer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from Executive.

10.	SOURCE OF PAYMENTS

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Company or the Bank, as appropriate.

11.	REQUIRED REGULATORY PROVISIONS

(a) Notwithstanding anything herein contained to the contrary, any payments to Executive by Employer whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

(b) Notwithstanding anything else in this Agreement, Executive’s employment shall not be deemed to have been terminated unless and until the Executive has a Separation from Service within the meaning of Code Section 409A. For purposes of this Agreement, a “Separation from Service” shall have occurred if Employer and Executive reasonably anticipate that either no further services will be performed by the Executive after the date of the termination (whether as an employee or as an independent contractor) or the level of further services performed will not exceed 49% of the average level of bona fide services in the twenty-four (24) months immediately preceding the termination. For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).

12.	NO ATTACHMENT

Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

13.	ENTIRE AGREEMENT; MODIFICATION AND WAIVER

(a) This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof, except that the parties acknowledge that this Agreement shall not affect any of the rights and obligations of the parties under any agreement or plan entered into with or by Employer pursuant to which the Executive may receive compensation or benefits except as set forth in Section 6(d) hereof.

(b) This Agreement may not be modified or amended except by an instrument in writing signed by each of the parties hereto.

(c) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

14.	SEVERABILITY

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

15.	HEADINGS FOR REFERENCE ONLY

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

16.	GOVERNING LAW

This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, but only to the extent not superseded by federal law.

17.	ARBITRATION

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator, mutually acceptable to Employer and Executive, sitting in a location selected by Employer within twenty-five (25) miles from the main office of Employer, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

18.	PAYMENT OF LEGAL FEES

To the extent that such payment(s) may be made without triggering penalty under Code Section 409A, all reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by Employer, provided that the dispute or interpretation has been settled by Executive and Employer or resolved in Executive’s favor, and such reimbursement shall occur no later than sixty (60) days after the end of the year in which the dispute is settled or resolved in Executive’s favor.

19.	INDEMNIFICATION

(a) Indemnification. Employer agrees to indemnify Executive (and his heirs, executors, and administrators), and to advance expenses related to this indemnification, to the fullest extent permitted under applicable law and regulations against any and all expenses and liabilities that Executive reasonably incurs in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of his service as a director or officer of Employer or any other affiliates (whether or not he continues to be a director or officer at the time of incurring any such expenses or liabilities). Covered expenses and liabilities include, but are not limited to, judgments, court costs, and attorneys’ fees and the costs of reasonable settlements, subject to Board approval, if the action is brought against Executive in his capacity as an officer or director of Employer. Indemnification for expenses will not extend to matters related to Executive’s termination for Cause. Notwithstanding anything in this Section 19 to the contrary, Employer will not be required to provide indemnification prohibited by applicable law or regulation. The obligations of this Section 19 will survive the term of this Agreement for a period of six (6) years.

(b) Insurance. During the period for which Employer must indemnify Executive, Employer will provide Executive with coverage under a directors’ and officers’ liability policy at Employer’s expense, that is at least equivalent to the coverage provided to directors and senior executives of Employer.

20.	SUCCESSORS AND ASSIGNS

Employer shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of Employer, expressly and unconditionally to assume and agree to perform Employer’s obligations under this Agreement, in the same manner and to the same extent that Employer would be required to perform if no such succession or assignment had taken place.

SIGNATURES

IN WITNESS WHEREOF, Employer has caused this Agreement to be executed by its duly authorized officers, and Executive has signed this Agreement, on this      day of             , 2008.

ATTEST:	CAMPELLO BANCORP, INC.

By:
David W. Curtis
President and Chief Executive Officer

ATTEST:	THE COMMUNITY BANK, A MASSACHUSETTS COOPERATIVE BANK

By:
David W. Curtis
President and Chief Executive Officer

WITNESS:	EXECUTIVE

By: